Exhibit 99.2

BTC Development Corp. Completes $253 Million Initial Public Offering

PHILADELPHIA, PA, October 3, 2025 (Globe Newswire) – BTC Development Corp. (NASDAQ: BDCIU) (the “Company”) today announced the closing of its initial public offering of 25,300,000 units, which includes 3,300,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $253,000,000.

The Company’s units began trading on the Nasdaq Global Market (“Nasdaq”) on September 30, 2025 under the ticker symbol “BDCIU.” Each unit consists of one Class A ordinary share of the Company and one-fourth of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BDCI” and “BDCIW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of units, $253,000,000 (or $10.00 per unit sold in the offering) was placed in the Company’s trust account for the benefit of the Company’s public shareholders.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution. The Company’s primary focus, however, will be to identify companies in industries that complement its management team’s background, and to capitalize on the ability of its management team to identify and acquire a business, focusing on companies that provide opportunities for attractive risk-adjusted returns in the bitcoin ecosystem and/or that the Company believes have the potential to integrate bitcoin into their capital structures, balance sheets and/or operations. The management team is led by Bracebridge H. Young, Jr., its President and Chief Executive Officer, Betsy Z. Cohen, its Chairman of the Board of Directors, and Jonathan Kirkwood, its Vice-Chairman of the Board of Directors.

Cohen & Company Capital Markets, a division of Cohen & Company’s broker-dealer subsidiary, Cohen & Company Securities, LLC, and Keefe, Bruyette & Woods, A Stifel Company, served as the joint book-running managers for the offering.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on September 29, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

BTC Development Corp.

info@cohencircle.com